Exhibit 99.1

The Vita Coco Company Reports Strong Fourth Quarter and Full Year 2024 Financial Results

Fourth Quarter Net Sales Increased 20% with Full Year Increasing 5% to $516 million benefiting from Vita Coco Coconut Water growth of 10%
Full Year Net Income Increased $9 million to $56 million and Non-GAAP Adjusted EBITDA1 Increased $16 million to $84 million

For Fiscal Year 2025, Expect Net Sales between $555 and $570 million and Adjusted EBITDA2 between $86 and $92 million

NEW YORK, NY – February 26, 2025 – The Vita Coco Company, Inc. (NASDAQ:COCO) (“Vita Coco” or “the Company”), a leading high-growth platform of better-for-you beverage brands, today announced financial results for the fourth quarter and full year ended December 31, 2024.

Fourth Quarter and Full Year 2024 Highlights Compared to Prior Year

•Net sales increased 20% in the fourth quarter to $127 million resulting in full year net sales of $516 million.
•Vita Coco Coconut Water net sales growth of 30% in the fourth quarter and 10% full year growth.
•Gross profit was $41 million in the fourth quarter, an increase of $2 million, and $199 million for the year ended 2024, an increase of $18 million.
•Gross margin was 32% of net sales in the fourth quarter compared to 37% of net sales, and 39% of full year net sales as compared to 37% of net sales.
•Net income was $3 million in the fourth quarter compared to net income of $7 million, and full year net income of $56 million compared to $47 million.
•Net income per diluted share was $0.06 in the fourth quarter compared to $0.11, and was $0.94 per diluted share for the year ended 2024 compared to $0.79.
•Non-GAAP Adjusted EBITDA1 for the fourth quarter was $8 million, flat compared to prior year, and full year was $84 million, compared to $68 million.

Michael Kirban, the Company's Co-Founder and Executive Chairman, stated, "I am very proud of our team and our performance during 2024. The coconut water category remains one of the fastest growing categories in the beverage aisle, and we believe this growth is being fueled by our focus as the category leader in driving increased household adoption and new consumption occasions. Importantly, this growth accelerated in the second half of the year, momentum that has continued into 2025. With more normal inventory levels, a category that is accelerating, and the national launch of Vita Coco Treats, I am very excited for what is to come in 2025."

Martin Roper, the Company’s Chief Executive Officer, said, “Our exceptionally strong shipment performance in the fourth quarter benefited from retailer and distributor inventory levels rebuilding after the shortages of the prior quarter. We are pleased with our current inventory levels and excited by the current scan growth and indications from retailers of increased points of distribution in the coming resets. Collectively, we believe that this should help us deliver high teens branded growth in 2025."

Fourth Quarter 2024 Consolidated Results
Net sales increased $21 million, or 20%, to $127 million for the fourth quarter ended December 31, 2024, compared to $106 million in the prior year period. The increase in net sales was driven by strong growth in Vita Coco Coconut Water and private label case equivalent ("CE") volumes, coupled with improved net pricing for Vita Coco Coconut Water due to reduced retailer promotional activity.

Gross profit was $41 million for the fourth quarter of 2024, compared to $40 million in the prior year period. Gross margin of 32% in the fourth quarter of 2024 decreased from 38% in the prior year period. The increase in gross profit was driven by higher volumes and increased branded net pricing, offset primarily by increased ocean freight costs.

Selling, general and administrative ("SG&A") expenses in the fourth quarter of 2024 were $37 million, compared to $34 million in the prior year period. The increase was largely due to a bad debt expense related to a supplier, offset by lower marketing costs and charitable donations,

Net income was $3 million, or $0.06 per diluted share, for the fourth quarter of 2024, compared to net income of $7 million, or $0.11 per diluted share, in the prior year period. Net income benefited from increased gross profit, which was more than offset by higher SG&A spending, losses on mark to market adjustments on derivative instruments and losses on foreign exchange.

Non-GAAP Adjusted EBITDA1 was $8 million in the fourth quarters of 2024 and 2023. Increased gross profit was offset by higher SG&A expenses, resulting in minimal change in Adjusted EBITDA.

Full Year 2024 Consolidated Results
Net sales increased $22 million, or 5%, to $516 million for the year ended December 31, 2024, compared to $494 million for the year ended December 31, 2023. The increase in net sales was driven by higher coconut water CE volumes across both the Americas and International segments, including Vita Coco Coconut Water volume growth of 6%, and improved Vita Coco Coconut Water net pricing due to reduced retailer promotional activity, partially offset by the transition of the private label oil business.
Gross profit increased by $18 million, or 10%, to $199 million for the year ended December 31, 2024, from $181 million for the year ended December 31, 2023, driven by volume growth, Vita Coco Coconut Water net pricing improvement and lower domestic transportation costs, partially offset by ocean freight cost increases. Gross margin was 39% for the year ended December 31, 2024, as compared to 37% for the year ended December 31, 2023 primarily due to Vita Coco Coconut Water net pricing improvement and benefits from product mix, partially offset by increased average full year ocean freight costs.

SG&A expenses increased by $1 million, or 1%, to $125 million for the year ended December 31, 2024, from $124 million for the year ended December 31, 2023. The increase was primarily driven by a net increase in personnel-related expenses and a bad debt expense related to a supplier, offset by lower investments in marketing expenses primarily due to inventory constraints through the third quarter of 2024 as well as the absence of charitable donations and an impairment loss on the land in Ecuador recorded during 2023.
Net income was $56 million, or $0.94 per diluted share for the year ended 2024, compared to $47 million, or $0.79 per diluted share in the prior year. The increase was primarily driven by the increase in gross profit associated with higher volumes and improved Vita Coco Coconut Water net pricing, and increased interest income due to higher levels of cash invested with financial institutions compared to prior year. The increases were offset by a higher unrealized loss on the mark-to-market changes in the fair value of outstanding derivative instruments, losses on the settlement of foreign currency hedges, increased income tax expenses.
Adjusted EBITDA1 for the year ended 2024 was $84 million, compared to $68 million in 2023. The increase in Adjusted EBITDA1 was primarily driven by strong gross profit improvement.
Balance Sheet

As of December 31, 2024, the Company had cash and cash equivalents of $165 million, compared to $133 million as of December 31, 2023. There was no debt as of December 31, 2024 and December 31, 2023. Inventories as of December 31, 2024 totaled $84 million. On December 31, 2024, there were 56,961,941 shares of common stock outstanding.

On October 30, 2023, the Company's Board of Directors approved a share repurchase program authorizing the Company to repurchase up to $40 million of the Company's common stock. As of December 31, 2024, and to date, the Company has repurchased a total of 534,246 shares for an aggregate value of $12.8 million at an average share price of $23.97 with no shares repurchased during the most recent quarter.
Fiscal Year 2025 Full Year Outlook
The Company is providing the following full year 2025 guidance:
•Expect 2025 net sales to be between $555 million and $570 million, with projected Vita Coco Coconut Water growth of mid-teens and the planned benefit of Vita Coco Treats rollout, and branded price increases, partially offset by increased promotional activity and softness in private label.
•Full year gross margin expected to be between 35% and 37%, with expected higher average transportation costs and increased finished goods costs, partially offset by planned Vita Coco Coconut Water net pricing increases and increased percentage volume mix of branded versus private label.
•SG&A expenses expected to increase low single digits versus 2024.
•Forecasting Adjusted EBITDA in the range of $86 million to $92 million.
•The current outlook does not include any impact from potential tariffs.
Uncertainty and instability of the current operating environment, global economies, and geopolitical landscape could affect this outlook and our future results.
Footnotes:
(1)Adjusted EBITDA represents earnings before interest, taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Non-GAAP Financial Measures herein for further discussion and reconciliation of this measure to GAAP measures.
(2)GAAP Net Income 2025 outlook is not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.
Conference Call and Webcast Details

To participate in the live earnings call and question and answer session, please register at https://register.vevent.com/register/BIae6e7e58fa3b441793a7381347bbb6e3 and dial-in information will be provided directly to you. The live audio webcast will be accessible in the “Events” section of the Company’s Investor Relations website at https://investors.thevitacococompany.com. An archived replay of the webcast will be available shortly after the live event has concluded.
About The Vita Coco Company
The Vita Coco Company is a family of brands on a mission to reimagine what’s possible when brands deliver healthy, nutritious, and great tasting products that are better for consumers and better for the world. This includes its flagship coconut water brand Vita Coco, sustainably packaged water Ever & Ever, and protein-infused water PWR LIFT. The Company was co-founded in 2004 by Michael Kirban and Ira Liran and is a public benefit corporation and Certified B Corporation. Vita Coco, the principal brand within the Company’s portfolio, is the leading coconut water brand in the U.S. With electrolytes, nutrients, and vitamins, coconut water has become a top beverage choice among consumers after a workout, in smoothies, as a cocktail mixer, after a night out, and more.
Contacts

Investor Relations:
ICR, Inc.
investors@thevitacococompany.com

Non-GAAP Financial Measures
In addition to disclosing results determined in accordance with U.S. GAAP, the Company also discloses certain non-GAAP results of operations, including, but not limited to, Adjusted EBITDA, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. These non-GAAP measures are a key metric used by management and our board of directors to assess our financial performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.
These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces its usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including but not limited to, statements regarding our future financial and operating performance, including our GAAP and non-GAAP guidance, our strategy, projected costs, prospects, expectations, plans, objectives of management, supply chain predictions, customer and supplier relationships, and expected net sales and category share growth.

The forward-looking statements in this release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control. These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our other filings with the U.S. Securities and Exchange Commission ("SEC") as such factors may be updated from time to time and which are accessible on the SEC’s website at www.sec.gov and the Investor Relations page of our website at https://investors.thevitacococompany.com. Any forward-looking statements contained in this press release speak only as of the date hereof and accordingly undue reliance should not be placed on such statements. We disclaim any obligation or undertaking to update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise, other than to the extent required by applicable law.

Website Disclosure

We intend to use our websites, vitacoco.com and investors.thevitacococompany.com, as a means for disclosing material non-public information and for complying with the SEC's Regulation FD and other disclosure obligations.

THE VITA COCO COMPANY, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$164,669	$132,537
Accounts receivable, net of allowance of $2,255 at December 31, 2024, and $2,486 at December 31, 2023	63,450	50,086
Inventory	83,600	50,757
Supplier advances, Current	954	1,521
Derivative assets	1,382	3,876
Prepaid expenses and other current assets	27,236	24,160
Total current assets	341,291	262,937
Property and equipment, net	2,351	2,136
Goodwill	7,791	7,791
Supplier advances, long-term	2,254	2,820
Deferred tax assets, net	6,100	6,749
Right-of-use assets, net	385	1,406
Other assets	2,209	1,843
Total assets	$362,381	$285,682
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$30,758	$21,826
Accrued expenses	65,603	59,533
Notes payable, current	10	13
Derivative liabilities	6,895	1,213
Total current liabilities	103,266	82,585
Notes payable, long-term	3	13
Other long-term liabilities	295	647
Total liabilities	$103,564	$83,245
Stockholders’ equity:
Common stock, $0.01 par value; 500,000,000 shares authorized; 63,702,387 and 63,135,453 shares issued at December 31, 2024 and December 31, 2023, respectively; 56,961,941 and 56,899,253 Shares Outstanding at December 31, 2024 and December 31, 2023, respectively.	637	631
Additional paid-in capital	174,077	161,414
Retained earnings	156,694	100,742
Accumulated other comprehensive loss	(860)	(649)
Treasury stock, 6,740,446 shares at cost as of December 31, 2024, and 6,236,200 shares at cost as of December 31, 2023.	(71,731)	(59,701)
Total stockholders’ equity	258,817	202,437
Total liabilities and stockholders’ equity	$362,381	$285,682

THE VITA COCO COMPANY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except for share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net sales	$127,293	$106,144	$516,013	$493,612
Cost of goods sold	85,986	66,341	317,230	312,883
Gross profit	41,307	39,803	198,783	180,729
Operating expenses
Selling, general and administrative	37,022	34,381	124,963	124,236
Income from operations	4,285	5,422	73,820	56,493
Other income (expense)
Unrealized gain/(loss) on derivative instruments	(2,280)	886	(8,176)	(872)
Foreign currency gain/(loss)	(2,043)	179	(1,571)	(251)
Interest income	1,689	1,476	6,715	2,581
Interest expense	—	—	—	(31)
Total other income (expense)	(2,634)	2,541	(3,032)	1,427
Income before income taxes	1,651	7,963	70,788	57,920
Income tax expense	(1,719)	1,190	14,836	11,291
Net income	$3,370	$6,773	$55,952	$46,629
Net income attributable to The Vita Coco Company, Inc. per common share
Basic	$0.06	$0.12	$0.99	$0.83
Diluted	$0.06	$0.11	$0.94	$0.79
Weighted-average number of common shares outstanding
Basic	56,851,503	56,836,488	56,729,370	56,427,890
Diluted	59,847,819	59,502,729	59,286,562	58,747,338

THE VITA COCO COMPANY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Twelve Months Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income	$55,952	$46,629
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	745	660
(Gain)/loss on disposal of equipment	13	19
Bad debt expense	1,603	260
Unrealized (gain)/loss on derivative instruments	8,176	872
Stock-based compensation	8,922	9,128
Impairment loss on assets held for sale	—	363
Noncash lease expense	1,021	1,288
Deferred tax expense	644	(2,382)
Changes in operating assets and liabilities:
Accounts receivable	(14,171)	(7,088)
Inventory	(32,984)	33,688
Prepaid expenses, net supplier advances, and other assets	(2,691)	(622)
Accounts payable, accrued expenses, and other long-term liabilities	15,669	24,340
Net cash provided by (used in) operating activities	42,899	107,155

Cash flows from investing activities:
Cash paid for property and equipment	(974)	(599)
Proceeds from sale of property and equipment	—	5
Net cash used in investing activities	(974)	(594)

Cash flows from financing activities:
Proceeds from exercise of stock options/warrants	3,747	7,086
Cash received (paid) on notes payable	(13)	(23)
Cash paid to acquire treasury stock	(12,030)	(773)
Net cash provided by (used in) financing activities	(8,296)	6,290
Effects of exchange rate changes on cash and cash equivalents	(563)	387
Net decrease in cash and cash equivalents	33,066	113,238
Cash and cash equivalents at beginning of the period	132,867	19,629
Cash and cash equivalents at end of the period	$165,933	132,867
1 Includes $1,264 and $330 of restricted cash as of December 31, 2024 and 2023, respectively, that were included in other current assets.

RECONCILIATION FROM GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
	(in thousands)		(in thousands)
Net income	3,370	6,773	$55,952	$46,629
Depreciation and amortization	205	157	745	660
Interest income	(1,689)	(1,476)	(6,715)	(2,581)
Interest expense	—	—	—	31
Income tax expense	(1,719)	1,190	14,836	11,291
EBITDA	$167	$6,644	$64,818	$56,030
Stock-based compensation (a)	2,273	2,002	8,922	9,128
Unrealized (gain)/loss on derivative instruments (b)	2,280	(886)	8,176	872
Foreign currency (gain)/loss (b)	2,043	(179)	1,571	251
Secondary Offering Costs (c)	—	669	(324)	1,525
Other adjustments (d)	964	34	964	363
Adjusted EBITDA	$7,727	$8,284	$84,127	$68,169
(a)Non-cash charges related to stock-based compensation, which vary from period to period depending on volume and vesting timing of awards and forfeitures. We adjusted for these charges to facilitate comparison from period to period.
(b)Unrealized gains or losses on derivative instruments and foreign currency gains or losses are not considered in our evaluation of our ongoing performance.
(c)Reflects other non-recurring expenses related to costs associated with two secondary offerings in which Verlinvest Beverages SA sold shares of the Company. The shares were sold in an underwritten public offering, which closed on May 26, 2023 and a block trade that was executed on November 9, 2023. The Company did not receive any proceeds from the sale of the shares.
(d)For the year ended December 31, 2024, the amount reflects the write-off of prepayments made to a supplier for inventory orders. In November 2024, we learned that the supplier failed to produce the orders placed and paused operations. Further, the supplier did not provide a refund for such orders. For the year ended December 31, 2023, the amount relates to the impairment loss of assets held for sale.

SUPPLEMENTAL INFORMATION

	NET SALES
	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2024	2023	2024	2023
Americas segment
Vita Coco Coconut Water	$81,259	$63,396	$343,288	$317,221
Private Label	26,003	25,800	89,900	103,166
Other	2,243	2,368	9,155	9,858
Subtotal	$109,505	$91,564	$442,343	$430,245
International segment
Vita Coco Coconut Water	$11,818	$8,201	$50,318	$41,829
Private Label	4,556	5,573	19,324	18,713
Other	1,414	806	4,028	2,825
Subtotal	$17,788	$14,580	$73,670	$63,367
Total net sales	$127,293	$106,144	$516,013	$493,612

	COST OF GOODS SOLD & GROSS PROFIT
	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2024	2023	2024	2023
Cost of goods sold
Americas segment	$72,592	$53,769	$268,787	$267,983
International segment	13,394	12,572	48,443	44,900
Total cost of goods sold	$85,986	$66,341	$317,230	$312,883
Gross profit
Americas segment	$36,914	$37,796	$173,556	$162,262
International segment	4,393	2,007	25,227	18,467
Total gross profit	$41,307	$39,803	$198,783	$180,729
Gross margin
Americas segment	33.7%	41.3%	39.2%	37.7%
International segment	24.7%	13.8%	34.2%	29.1%
Consolidated	32.4%	37.5%	38.5%	36.6%

	VOLUME (CE)
	Percentage Change - Three Months Ended December 31, 2024 vs. 2023
	Americas segment	International segment	Total
Vita Coco Coconut Water	21.2%	29.7%	22.4%
Private Label	15.0%	(1.9)%	11.6%
Other	18.4%	226.3%	33.4%
Subtotal	19.3%	19.3%	19.3%

	Percentage Change - Twelve Months Ended December 31, 2024 vs. 2023
	Americas segment	International segment	Total
Vita Coco Coconut Water	4.7%	12.2%	5.8%
Private Label	(1.9)%	12.6%	0.7%
Other	(10.4)%	76.3%	(4.9)%
Subtotal	2.7%	12.8%	4.3%
Note: A CE is a standard volume measure used by management which is defined as a case of 12 bottles of 330ml liquid beverages or the same liter volume of oil.
*International Other excludes minor volume that is treated as zero CE